Exhibit 99.2

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Investors: Clarissa Willett – 336-436-5076

Investor@LabCorp.com

Media: Pattie Kushner – 336-436-8263

Media@LabCorp.com

LABCORP ANNOUNCES A TENDER OFFER FOR UP TO $300,000,000 PRINCIPAL AMOUNT OF

ITS OUTSTANDING 4.625% SENIOR NOTES DUE 2020

BURLINGTON, N.C., Nov. 18, 2019 — LabCorp® (NYSE: LH) announced today that it has commenced a cash tender offer (the Offer) to purchase up to $300,000,000 principal amount (the Tender Cap) of its outstanding $600,000,000 aggregate principal amount of 4.625% Senior Notes due 2020 (CUSIP No. 50540RAJ1) (the Notes).

The following table sets forth some of the terms of the Offer:

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap (Principal Amount)	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Fixed Spread (basis points)	Early Tender Premium (per $1,000)
4.625% Senior Notes due 2020	50540RAJ1	$600,000,000	$300,000,000	1.50% UST due Aug 15, 2020	FIT3	30 bps	$30.00

(1)	The applicable page on Bloomberg from which the Dealer Managers will quote the bid-side price of the reference U.S. Treasury Security. In the above table, UST denotes a U.S. Treasury Security.

The Offer is being made only to holders of the Notes under an Offer to Purchase, dated Nov. 18, 2019 (the Offer to Purchase) that will be distributed to holders of Notes. The Offer to Purchase describes the terms and conditions of the Offer. Among the terms and conditions are:

•	The Offer will expire at 11:59 p.m. EST, on Dec. 16, 2019, unless extended or earlier terminated by LabCorp (the Expiration Date).

•

Tenders of Notes may be withdrawn at any time at or prior to 5:00 p.m. EST, on Dec. 2, 2019 (the Withdrawal Deadline and the Early Tender Deadline), but may not be withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law.

•

Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Notes must continue to hold Notes of such series in the minimum authorized denomination of $1,000 principal amount or an integral multiple of $1,000 in excess thereof.

•

Subject to the Tender Cap, all Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline will be accepted before any Notes validly tendered after the Early Tender Deadline. Even if the Offer is not fully subscribed as of the Early Tender Deadline, subject to the Tender Cap, Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline will be accepted for purchase in priority to Notes tendered after the Early Tender Deadline.

•

Notes may be subject to proration if the aggregate principal amount validly tendered and not validly withdrawn would cause the Tender Cap to be exceeded. Furthermore, if the Offer is fully subscribed as of the Early Tender Deadline, holders who validly tender Notes following the Early Tender Deadline will not have any of their Notes accepted for payment.

•

LabCorp’s obligation to consummate the Offer is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Offer to Purchase, including, among others, the completion of an offering of new senior notes in an aggregate principal amount of at least $800,000,000, on terms satisfactory to LabCorp. There can be no assurance such conditions will be satisfied.

The total consideration (the Total Consideration) paid in the Offer for Notes that are validly tendered and not withdrawn at or prior to the Early Tender Deadline and accepted for purchase will be determined in the manner described in the Offer to Purchase by reference to a fixed spread over the yield to maturity of the Reference U.S. Treasury Security specified in the table above and in the Offer to Purchase and will include an early tender premium of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the Early Tender Premium). Holders of Notes who validly tender their Notes following the Early Tender Deadline and on or prior to the Expiration Date will only receive the applicable “Tender Offer Consideration” per $1,000 principal amount of any such Notes tendered by such holders that are accepted for purchase, which is equal to the Total Consideration minus the Early Tender Premium. The Total Consideration will be determined at 10:00 a.m. EST, on Dec. 3, 2019 unless extended by LabCorp (the Tender Offer Price Determination Date).

Payments for Notes purchased will include accrued and unpaid interest from and including the most recent interest payment date for the Notes up to, but not including, the applicable settlement date. The settlement date for Notes that are validly tendered on or prior to the Early Tender Deadline (the Early Settlement Date) is expected to be Dec. 4, 2019, subject to all conditions to the Offer having been either satisfied or waived by LabCorp. The settlement date for the Notes that are tendered following the Early Tender Deadline but on or prior to the Expiration Date is expected to be Dec. 18, 2019 (the Final Settlement Date), subject to all conditions to the Offer having been either satisfied or waived by LabCorp, assuming Notes having an aggregate principal amount equal to the Tender Cap are not purchased on the Early Settlement Date.

BofA Securities, US Bancorp, and Wells Fargo Securities are acting as dealer managers for the tender offer. The tender agent and information agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer may be directed to BofA Securities at (980) 387-3907 (collect) or (888) 292-0070 (U.S. toll-free), US Bancorp at (612) 336-7604 (collect) or (877) 558-2607 (U.S. toll-free), and Wells Fargo Securities at (704) 410-4759 (collect) or (866) 309-6316 (U.S. toll-free). Holders who would like additional copies of the offer documents may call the information agent, D.F. King & Co., Inc. at (212) 269-5550 (collect, for banks and brokers) or (888) 625-2588 (toll-free, for all others), or by e-mail at labcorp@dfking.com.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is being made solely by means of the Offer to Purchase that LabCorp is distributing to holders of Notes.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory, and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com. The information contained on these websites is not incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements including but not limited to statements pertaining to the Offer. Each of the forward-looking statements is subject to change based on various important factors. Actual results of the Offer could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks, and uncertainties that could affect operating and financial results is included in LabCorp’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in LabCorp’s other filings with the SEC.

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